Exhibit 5.5

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

March 12, 2019

Community Health Systems, Inc.

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as Tennessee counsel to the entities listed on Schedule I attached hereto (the “Tennessee Subsidiary Guarantors”) in connection with the Tennessee Subsidiary Guarantors’ proposed guarantees (collectively, the “Debt Securities Guarantees”) of debt securities (collectively, the “Debt Securities”) to be issued from time to time by Community Health Systems, Inc., a Delaware corporation (“Parent”), or CHS/Community Health Systems, Inc., a Delaware corporation (“CHS” and, together with Parent, the “Issuers”), pursuant to forms of senior and subordinated notes indentures (collectively, the “Indentures”) that were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Issuers’ registration statement on Form S-3 (the “Registration Statement”) on or about March 12, 2019.

In rendering our opinions herein, we have relied, with respect to factual matters, upon the certificate with respect to various factual matters signed by an officer of each of the Parent, CHS and the Tennessee Subsidiary Guarantors and dated the date of this opinion, and certificates of public officials referred to below. In addition, we have reviewed and relied upon such corporate or other organizational documents of the Tennessee Subsidiary Guarantors and such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the Indentures, the Registration Statement, and the prospectus contained within the Registration Statement (the “Prospectus”).

We have assumed that all documents referenced below are the valid and binding obligations of and enforceable against the parties thereto. We have also assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, the legal capacity of all natural persons and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

Except as expressly set forth in this opinion letter, we have made no independent investigation or inquiry as to the accuracy or completeness of any representation, warranty, data, certificate or other information, written or oral, made or furnished to us in connection with the transactions contemplated by the Registration Statement.

The opinions expressed herein are limited in all respects to the laws of the State of Tennessee, and no opinion is expressed with respect to (i) any federal laws of the United States of America or any other jurisdiction, or any effect which such laws may have on the opinions expressed herein, (ii) the bylaws, rules or regulations of the Financial Industry Regulatory Authority, Inc., or (iii) the securities or “blue sky” laws of any jurisdiction. We are not rendering any opinion, and we are not providing any assurance, as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With regard to our opinion in paragraph 1 below with respect to the Tennessee Subsidiary Guarantors’ existence, we have based our opinions solely upon examination of the certificates of good standing issued by the Tennessee Secretary of State as of a recent date.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	Each of the Tennessee Subsidiary Guarantors is validly existing under the laws of the State of Tennessee.

2.

Each of the Tennessee Subsidiary Guarantors has the requisite corporate or limited liability company power, as applicable, to guarantee the Debt Securities pursuant to the terms of the Indentures and to perform its obligations under the Debt Securities Guarantees.

3.

The Debt Securities Guarantees, upon being duly authorized by all necessary corporate or limited liability company action, as applicable, executed by an authorized signatory, and delivered, will be validly authorized, executed, and delivered for corporate or limited liability company law purposes, as applicable, by each of the Tennessee Subsidiary Guarantors.

Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of any changes in the facts or law relating to the matters covered by this opinion that may hereafter come to our attention.

We hereby consent to any reliance on this opinion letter and the opinions provided herein by the law firm Simpson Thacher & Bartlett LLP in connection with the legal opinion provided by that law firm that is in included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Schedule I

Tennessee Subsidiary Guarantors

1.	Jackson Hospital Corporation

2.	Campbell County HMA, LLC

3.	Cleveland Hospital Company, LLC

4.	Cocke County HMA, LLC

5.	Dyersburg Hospital Company, LLC

6.	HMA Fentress County General Hospital, LLC

7.	Hospital of Morristown, LLC

8.	Jefferson County HMA, LLC

9.	Knoxville HMA Holdings, LLC

10.	Lakeway Hospital Company, LLC

11.	Lebanon HMA, LLC

12.	Martin Hospital Company, LLC

13.	Metro Knoxville HMA, LLC

14.	Shelbyville Hospital Company, LLC

15.	Tullahoma HMA, LLC